FOR INFORMATION CONTACT: Spencer Sias (650) 424-5782 Spencer.sias@varian.com For Immediate Release

Venkatraman Thyagarajan Appointed to Board of Directors for Varian Medical Systems

PALO ALTO, Calif., November 17, 2008 - Varian Medical Systems, Inc. (NYSE:VAR) today announced that Venkatraman Thyagarajan, vice chairman of the Board of Directors of GlaxoSmithKline Pharmaceuticals Ltd. and a director of Tata Consultancy Services Ltd., has been appointed to the company’s Board of Directors. In connection with this appointment, Varian’s Board of Directors also increased its size from nine to ten directors.

Thyagarajan, 62, replaces the late Dr. Steven Leibel, MD, who passed away in February. Thyagarajan was a senior executive for GlaxoSmithKline Asia Pacific, a global pharmaceutical company where he served most recently as senior vice president and area director. He earned an M.B.A degree at the Indian Institute of Management and a B.S. degree in Electrical Engineering at the Indian Institute of Technology.

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Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 4,800 people who are located at manufacturing sites in North America, Europe, and China and approximately 60 sales and support offices around the world. For more information, visit http://www.varian.com.